                                                                      EXHIBIT 20

                                   [LOGO OF TORCHMARK CORPORATION APPEARS HERE]

                                                                 March 22, 2002

To the Stockholders of
 Torchmark Corporation:

  Torchmark's 2002 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 25, 2002. The meeting will be conducted using Robert's Rules of Order and the Company's Shareholder Rights Policy. This policy is posted on Torchmark's web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at the Company's executive offices.

  The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

  We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 2001.

                                          Sincerely,
                                          /s/ C.B. Hudson
                                          --------------------------------
                                          C.B. Hudson
                                          Chairman & Chief Executive Officer

                       ---------------------------------

                   Notice of Annual Meeting of Stockholders
                           to be held April 25, 2002

                       ---------------------------------

To the Holders of Common Stock of
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 25, 2002 at 10:00 a.m., Central Daylight Time. The meeting will be conducted in accordance with Robert's Rules of Order and the Company's Shareholders Rights Policy. You will be asked to:

    (1) Elect the nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

    (2) Consider the appointment of Deloitte & Touche LLP as independent auditors.

    (3)  Transact any other business that properly comes before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Friday, March 1, 2002 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or the Internet. You may revoke your proxy at any time before it is voted at the meeting.

  The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy
                                          Carol A. McCoy
                                          Vice President, Associate Counsel &
                                          Secretary

Birmingham, Alabama
March 22, 2002

                                PROXY STATEMENT

Solicitation of Proxies

  The Board of Directors of Torchmark Corporation solicits your proxy for use at the 2002 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time on Thursday, April 25, 2002. C.B. Hudson and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors' proxies by the Board of Directors.

  If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR such proposals. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at the address shown above at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees each of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual's accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant's individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

  Each stockholder of record at the close of business on March 1, 2002 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 1, 2002, there were 122,292,895 shares of common capital stock of the Company outstanding (not including 5,690,763 shares held by the Company which are non-voting while so held). There is no cumulative voting of the common stock.

Principal Stockholders

  The following table lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 2001, as indicated from Schedule 13G filings with the Securities and Exchange Commission.

                                                  Percent
                                    Number of       of
         Name and Address             Shares       Class
         ----------------           ----------    -------
AXA Conseil Vie Assurance Mutuelle
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
370, rue Saint Honore
75001 Paris, France

AXA Courtage Assurance Mutuelle
26, rue Louis le Grand
75002 Paris, France

AXA
25, avenue Matignon
75008 Paris, France

AXA Financial, Inc.                 11,948,170(1)   9.6%
1290 Avenue of The Americas
New York, NY 10104

Dodge & Cox                          8,226,210(2)   6.6%
One Sansome Street, 35th Floor
San Francisco, CA 94104

--------
(1) AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA"), acting as a parent holding company, and AXA, as a parent holding company, hold no shares of Torchmark stock directly and the Mutuelles AXA and AXA have disclaimed beneficial ownership of such stock. All stock reported is owned either by AXA subsidiary, AXA Rosenberg Investment Management LLC, solely for investment purposes, 53,400 shares (sole power to vote 28,700 shares and shared power to dispose of 53,400 shares) or by AXA Financial, Inc. subsidiaries, Alliance Capital Management L.P., solely for investment purposes on behalf of client discretionary investment advisory accounts, 11,893,870 shares (sole power to vote 5,140,047 shares, shared power to vote 908,206 shares and sole power to dispose of 11,893,870 shares) or The Equitable Life Assurance Society of the United States, solely for investment purposes, 900 shares (sole power to dispose of 900 shares, no sole or shared power to vote).
(2) Stock reported as owned is beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox has sole power to vote 7,741,810 shares, shared power to vote 94,000 shares and sole power to dispose of 8,226,210 shares.

                               PROPOSAL NUMBER 1

Election of Directors

  The Company's By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In October, 2001, the number of directors was increased to eleven persons.

  The Board of Directors proposes the election of Mark S. McAndrew, George J. Records and Lamar C. Smith as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2005 or until their successors are elected and qualified. Messrs. McAndrew, Records and Smith's current terms expire in 2002. The term of office of the other eight directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors, except Joseph W. Morris, for whom the retirement age requirements have been waived, retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 78th birthday. Directors who are employee officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that these directors may be elected to a series of additional three year terms not to continue beyond the annual meeting of stockholders following the director's 78th birthday.

  If any of the nominees becomes unavailable for election, the directors' proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(/1/)

  David L. Boren (age 61) has been a director of the Company since April, 1996. His term expires in 2003. He is a director of Phillips Petroleum Corporation, AMR Corporation and Texas Instruments, Inc. Principal occupation:
President of The University of Oklahoma, Norman, Oklahoma since November,
1994.

  Joseph M. Farley (age 74) has been a director of the Company since 1980. His term expires in 2004. Principal occupation: Of Counsel at Balch & Bingham LLP, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

  Louis T. Hagopian (age 76) has been a director of the Company since 1988. His term expires in 2003. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Board member, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 56) has been a director since 1986. His term expires in 2004. Principal occupation: Chairman and Chief Executive Officer of the Company since March, 1998. (President of the Company, March, 1998-April, 2001; Chairman of Insurance Operations of the Company January, 1993-March, 1998; Chairman of Liberty, United American and Globe October, 1991-September, 1999 and Chief Executive Officer of Liberty December, 1989-September, 1999, of United American November, 1982-September, 1999 and of Globe February, 1986-September, 1999).

  Joseph L. Lanier, Jr. (age 70) has been a director of the Company since 1980. His term expires in 2004. He is a director of Dan River Incorporated, Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation: Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Mark S. McAndrew (age 48) has been a director of the Company since July, 1998. Principal occupation: Chief Executive Officer of United American, Globe and American Income since September, 1999; President of United American and Globe since October, 1991 and of American Income since September, 1999; Executive Vice President of the Company since September, 1999. (Chairman of United American, Globe and American Income, September 1999-June, 2001; Vice President of the Company April-September, 1999).

  Harold T. McCormick (age 73) has been a director since April, 1992. His term expires in 2003. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Director, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 2001 (Chairman, February, 1996-February, 2001).

  Joseph W. Morris (age 79) has been a director of the Company since October, 2001. His term expires in 2003. Principal Occupation: Partner of Gable and Gotwals, Attorneys-at-Law, Tulsa, Oklahoma since February, 1984. He formerly served as a director of the Company from 1984 to 1996.

  George J. Records (age 67) has been a director of the Company since April, 1993. Principal occupation: Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 75) has been a director of the Company since 1980. His term expires in 2004. He is a Director Emeritus of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Principal occupation: Chairman of the Executive Committee of the Board of Directors of the Company since March, 1998. (Chairman of the Company, August, 1986-March, 1998 and Chief Executive Officer of the Company, December, 1984-March, 1998).

  Lamar C. Smith (age 54) has been a director of the Company since October, 1999. Principal Occupation: Chairman since 1992 and Chief Executive Officer since 1990 of First Command Financial Services, Inc., Fort Worth, Texas.
--------
(1) Liberty, Globe, United American, American Income and UILIC as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, American Income Life Insurance Company and United Investors Life Insurance Company, subsidiaries of the Company.

                               PROPOSAL NUMBER 2

Approval of Auditors

  A proposal to approve the appointment of the firm of Deloitte & Touche LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2002 will be presented to the stockholders at the annual meeting. Deloitte & Touche served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2001 and has served in such capacity since 1999. The Audit Committee of the Board recommends the appointment of Deloitte & Touche as the Company's principal accountants for 2002.

  A representative of Deloitte & Touche is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

  If the stockholders do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, C.B. Hudson and Larry M. Hutchison will vote in accordance with their judgment on these matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

  The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                                Principal Occupation
                                              and Business Experience
 Name                          Age           for the Past Five Years(1)
 ----                          ---           --------------------------
 Tony G. Brill...............   59 Executive Vice President and Chief
                                   Administrative Officer of Company since
                                   September, 1999. (Vice President of Company,
                                   January, 1997-September, 1999).
 Gary L. Coleman.............   49 Executive Vice President and Chief Financial
                                   Officer of Company since September, 1999.
                                   (Vice President and Chief Accounting Officer
                                   of Company, July, 1994-September, 1999).
 Larry M. Hutchison..........   48 Executive Vice President and General Counsel
                                   of Company since September, 1999; Vice
                                   President, Secretary and General Counsel of
                                   United American since May, 1994. (Vice
                                   President and General Counsel of Company,
                                   April, 1997-September, 1999).
 Anthony L. McWhorter........   52 President of Liberty since December, 1994 and
                                   of UILIC since September, 1998; Chief
                                   Executive Officer of Liberty and UILIC since
                                   September, 1999; Executive Vice President of
                                   Company since September, 1999. (Chairman of
                                   Liberty and UILIC, September, 1999-June,
                                   2001).
 Rosemary J. Montgomery......   52 Executive Vice President and Chief Actuary of
                                   Company, United American and Globe since
                                   September, 1999. (Senior Vice President and
                                   Chief Actuary of United American, October,
                                   1991-September, 1999 and of Globe, May, 1992-
                                   September, 1999).
 Russell B. Tucker...........   54 Executive Vice President and Chief Investment
                                   Officer of Company since October, 2001; (Vice
                                   President of Company, January, 1997-October,
                                   2001).

Stock Ownership

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 2001.

                                                        Company Common Stock
                                                       or Options Beneficially
                                                             Owned as of
                                                        December 31, 2001(1)
                                                      -------------------------
                        Name                          Directly(2) Indirectly(3)
                        ----                          ----------- -------------
David L. Boren.......................................      23,347             0
 Norman, OK
Joseph M. Farley.....................................     149,383         4,800
 Birmingham, AL
Louis T. Hagopian....................................     174,517             0
 Darien, CT
C. B. Hudson.........................................   2,016,672       218,518
 Plano, TX
Joseph L. Lanier, Jr. ...............................     168,784        18,912
 Lanett, AL
Mark S. McAndrew.....................................     330,597         9,275
 McKinney, TX
Harold T. McCormick .................................           0        91,889
 Panama City, FL
Joseph W. Morris.....................................       8,823             0
 Tulsa, OK
George J. Records....................................      89,431             0
 Oklahoma City, OK
R. K. Richey.........................................   1,400,060     1,392,013
 Plano, TX
Lamar C. Smith.......................................      15,152             0
 Fort Worth, TX
Tony G. Brill........................................     242,852         2,533
 Plano, TX
Gary L. Coleman......................................     262,999        13,713
 Richardson, TX
Larry M. Hutchison...................................     144,578         9,098
 Duncanville, TX
Anthony L. McWhorter.................................     221,328        10,398
 Birmingham, AL
Rosemary J. Montgomery...............................     199,988           539
 Frisco, TX
Russell B. Tucker....................................      53,093         6,300
 Arlington, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................   5,501,604     1,711,958

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (2.2%) and C.B. Hudson (1.7%) beneficially own 1% or more of the common stock of the Company.
(2) Includes: for David L. Boren, 18,467 shares; for Joseph Farley, 70,485 shares; for Louis Hagopian, 110,657 shares; for Joseph Lanier, 103,191 shares; for Mark McAndrew, 219,846 shares; for Lamar Smith, 11,953 shares; for George Records, 68,781 shares; for R. K. Richey, 456,544 shares; for
    C. B. Hudson, 1,009,889 shares; for Tony Brill, 165,763 shares; for Anthony McWhorter, 153,877 shares; for Gary Coleman, 162,897 shares; for Larry Hutchison, 113,243 shares; for Rosemary Montgomery, 141,743 shares; for Russell Tucker, 38,870 shares; for Joseph Morris, 6,000 shares awarded during his 1984-1996 service as a director and for all directors, executive officers and nominees as a group, 2,852,206 shares, that are subject to presently exercisable Company stock options.
(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 18,534 shares, 9,275 shares, 1,928 shares, 8,592 shares, 13,713 shares, 6,300 shares, 9,098 shares and 539 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman, Tucker and Hutchison and Ms. Montgomery, respectively, in the Company Savings and Investment Plan to shares. Additionally, indirect beneficial ownership includes for Mr. Richey 461,346 shares subject to stock options held by Richey Capital Partners, Ltd., a family limited partnership and for Mr. McCormick 72,757 shares subject to stock options transferred to his spouse. Indirect ownership for Mr. McWhorter also includes approximately 1,806 shares calculated based upon conversion of stock unit balance in the Profit Sharing & Retirement Plan of Liberty (PS&R Plan) to shares.
    Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund.
(4) All directors, nominees and executive officers as a group, beneficially own 5.6% of the common stock of the Company.

  During 2001, the Board of Directors met four times. In 2001, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

Committees of the Board of Directors

  The Board of Directors has the following standing committees: Audit-Messrs. Farley, Hagopian, and McCormick; Compensation -- Messrs. Farley, Lanier and Hagopian; Executive -- Messrs. Boren, Farley, Hagopian, Hudson, Lanier, McCormick, Records, Richey and Smith; Finance -- Messrs. Farley, Lanier, McCormick, Records and Smith; and Nominating -- Messrs. Boren, Farley, Hagopian, Lanier, McCormick, Records, Richey and Smith.

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met five times in 2001.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive plans of the Company. The compensation committee met three times and executed two unanimous consent actions in 2001.

  The executive committee exercises all the powers of the Board of Directors in the interim between Board meetings. The executive committee did not meet in 2001.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet but executed three unanimous consent actions in 2001.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee did not meet but executed one unanimous consent action in 2001.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                  Summary Compensation Table
------------------------------------------------------------------------------------------------
                                Annual Compensation      Long Term Compensation
                              ----------------------- -----------------------------
                                                                 Awards
                                                      -----------------------------
                                                                           (g)
                                                            (f)         Securities      (i)
            (a)                                 (d)   Restricted Stock  underlying   All other
          Name and            (b)     (c)      Bonus      Award(s)     Options/SARs Compensation
     Principal Position       Year Salary ($) ($)(1)       ($)(2)         (#)(3)       ($)(4)
     ------------------       ---- ---------- ------- ---------------- ------------ ------------
C.B. Hudson                   2001  800,000         0         0          657,182       5,381
Chairman and CEO              2000  800,000         0         0          379,849       6,393
                              1999  800,000         0         0          151,734       5,910

Mark S. McAndrew              2001  680,000   250,000         0          185,398       5,100
President and CEO of          2000  600,000   210,000         0           90,000       5,100
United American, Globe and    1999  575,000   150,000         0          153,198       4,800
American Income

Tony G. Brill                 2001  549,000   126,000         0          130,124       5,100
Executive Vice President and  2000  525,000   121,000         0           68,000       5,100
Chief Administrative Officer  1999  500,016   100,000         0          115,813       4,800

Anthony L. McWhorter          2001  399,048   136,000         0          133,252       5,100
President and Chief           2000  375,024   136,000         0           68,000       5,100
Executive Officer of Liberty  1999  350,120   120,000         0          108,374       4,800
and UILIC

Gary L. Coleman               2001  344,000   110,000         0          156,376       5,100
Executive Vice President      2000  320,000    96,000         0           54,000       5,100
and Chief Financial Officer   1999  300,000    30,000         0           89,303       4,800

--------
(1) Mr. Hudson elected to defer $400,000 and $400,000 of his 2001 and 2000 bonuses and received for them Company stock options under the provisions of the Torchmark Corporation 1998 Stock Incentive Plan (1998 Incentive
    Plan). Messrs. Hudson and Coleman elected to defer $400,000 and $50,000, respectively, of their 1999 bonuses and received for them Company stock options under the provisions of 1998 Incentive Plan.

(2) At year end 2001, Messrs. McAndrew, McWhorter and Brill held 22,000, 13,750 and 22,000 restricted shares, respectively, valued at $865,480, $540,925 and $865,480 (based on a year-end closing price of $39.34 per share). Restricted stock (40,000 shares) awarded on January 1, 1998 at $42.1875 per share to each of Messrs. McAndrew and Brill vests as follows:
    1-1-99 6,400 shares; 1-1-00 6,000 shares; 1-1-01 5,600 shares; 1-1-02
    5,200 shares; 1-1-03 4,800 shares; 1-1-04 4,400 shares; 1-1-05 4,000 shares; and 1-1-06 3,600 shares. Restricted stock (25,000 shares) awarded on January 1, 1998 at $42.1875 per share to Mr. McWhorter vests as follows: 1-1-99 4,000 shares; 1-1-00 3,750 shares; 1-1-01 3,500 shares; 1-
    1-02 3,250 shares; 1-1-03 3,000 shares; 1-1-04 2,750 shares; 1-1-05 2,500 shares; and 1-1-06 2,250 shares. Cash dividends on all restricted stock are paid directly to the stockholder at the same rate as on unrestricted stock. Messrs. McAndrew, McWhorter and Brill agreed as a condition of their restricted stock awards to waive receipt of any shares of Waddell & Reed Financial, Inc. (WDR) stock distributed by Torchmark to its common shareholders in the WDR spin-off on November 6, 1998.

(3) In August 2001, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman elected to participate in a program under the 1998 Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 519,515, 85,398, 60,124, 63,252 and 96,376 Torchmark shares, respectively. On December 13, 2001, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 100,000, 100,000, 70,000 70,000 and 60,000 Torchmark
    shares, respectively. Also, on that same date, Mr. Hudson elected to receive his 2001 bonus of $400,000 in the form of Torchmark stock options on 37,667 shares.

   On December 20, 2000, Mr. Hudson elected to participate in a restoration program under the 1998 Incentive Plan, comparable to a November 1999 program for other eligible Company officers, directors and employees in which Mr. Hudson could not participate because of Securities and Exchange Commission rules, whereby he exercised existing Torchmark stock options and received restoration options on 251,351 Torchmark shares.

    Also, on that same date, Mr. Hudson elected to receive his 2000 bonus of $400,000 in the form of Torchmark stock options on 38,498 shares. Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 90,000, 90,000, 68,000, 68,000 and 54,000 Torchmark shares, respectively, on December 20, 2000.

    In November 1999, Messrs. McAndrew, Brill, McWhorter and Coleman elected to participate in a program under the 1998 Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 53,198, 40,813, 33,374 and 22,836 Torchmark shares, respectively. On December 21, 1999, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 100,000, 100,000, 75,000, 75,000 and 60,000 Torchmark
    shares, respectively. Also, on that same date, Messrs. Hudson and Coleman elected to receive 1999 bonus amounts of $400,000 and $50,000, respectively, in the form of Torchmark stock options on 51,734 shares and 6,467 shares, respectively.


(4) Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman of $5,100 in 2001 and 2000 and $4,800 in 1999; interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Hudson of $1,280.52, $1,293.07 and $1,110.31, respectively, in 2001, 2000 and 1999.

                                OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------
                                                                         Potential realizable
                                                                     value at assumed annual rates
                                                                      of stock price appreciation
                                    Individual Grants                       for option term
                      --------------------------------------------- ---------------------------------
                                     % of
                      Number of  total options Exercise
                      Securities  granted to      or
                      underlying   employees     base
                       options        in         price   Expiration
        Name          granted(#)  fiscal year  ($/share)    Date              5% ($)       10% ($)
        (a)             (b)(1)        (c)         (d)       (e)     0% ($)      (f)          (g)
        ----          ---------- ------------- --------- ---------- -------------------- ------------
C.B. Hudson            519,515       17.2        41.26     8-11-11       0    13,480,483   34,162,160
                       100,000        3.3        38.20    12-15-11       0     2,402,379    6,088,094
                        37,667        1.3        38.20    12-13-12       0     1,022,092    2,666,412

Mark S. McAndrew        85,398        2.8        41.26     8-11-11       0     2,215,925    5,615,584
                       100,000        3.3        38.20    12-15-11             2,402,379    6,088,094

Tony G. Brill           60,124        2.0        41.26     8-11-11       0     1,560,110    3,953,622
                        70,000        2.3        38.20    12-15-11             1,681,665    4,261,666

Anthony L. McWhorter    63,252        2.1        41.26     8-11-11       0     1,641,276    4,159,312
                        70,000        2.3        38.20    12-15-11             1,681,665    4,261,666

Gary L. Coleman         96,376        3.2        41.26     8-11-11       0     2,500,784    6,337,473
                        60,000        2.0        38.20    12-15-11             1,441,427    3,652,857

--------
(1) Options expiring on 8-11-11 and on 12-15-11 are non-qualified stock options granted in Torchmark common stock pursuant to the 1998 Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. Options expiring on 12-15-11 granted to Messrs. McAndrew, Brill, McWhorter and Coleman and to Mr. Hudson for 100,000 shares are not exercisable during the first two years after the grant date and vest on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date. Options expiring on 8-11-11 granted to Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman are first exercisable six months from the grant date.
    Options expiring on 12-13-12 are non-qualified stock options granted in Torchmark stock with an eleven year term, an exercise price equal to the closing price of the Company's common stock on the grant date and are fully vested upon issuance, but only first exercisable as to 1/10 per year commencing on the first anniversary of the grant date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    (d)                       (e)
                                (b)             (c)        Number of Securities      Value of unexercised
    (a)                   Shares acquired      Value      underlying unexercised     in-the-money options
  Name                   on exercise (#)(1) Realized ($)   options at FY-end (#)         at FY-end ($)
  -----                  ------------------ ------------ ------------------------- -------------------------
                                                         Exercisable Unexercisable Exercisable Unexercisable
                                                         ----------- ------------- ----------- -------------
C.B. Hudson.............      642,967        6,368,518     481,386      957,269    $1,834,765   $2,560,256
Mark S. McAndrew........      107,550        1,142,771     134,448      325,398    $1,018,306   $  867,225
Tony G. Brill...........       86,814        1,376,880     105,639      243,154    $  791,107   $  690,147
Anthony L. McWhorter....       77,528          775,240      90,625      245,755    $  710,392   $  687,036
Gary L. Coleman.........      116,912        1,059,423      66,521      249,314    $  540,769   $  602,190

--------
(1) Of the shares shown as acquired on exercise, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman retained 91,740,14,671,19,834, 10,653, and 15,261 shares, respectively, after cashless option exercises.

Pension Plans

  Torchmark Corporation Pension Plan; Liberty National Life Insurance Company Pension Plan for Non-Commissioned Employees. These plans are non-contributory pension plans which cover all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the TMK Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits at age 65 under the LNL Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 2% for each of the participant's first 30 years of credited service plus 1% for each year of credited service in excess of 30 years (up to a maximum of 10 years) and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of both pension plans include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $170,000 (as adjusted). Benefits under both pension plans vest 100% at five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum. In 2001, covered compensation was $170,000 for Messrs. Hudson, McAndrew, Brill and Coleman under the TMK Pension Plan and for Mr. McWhorter under the LNL Pension Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Hudson, McAndrew, McWhorter and Coleman have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. Hudson, McAndrew, McWhorter and Coleman participate in the Torchmark Supplemental Retirement Plan. Mr. Brill does not participate in any supplementary pension plan.

  Messrs. Hudson, McAndrew, Brill and Coleman have 27 years, 22 years, five years and 20 years of credited service under the TMK Pension Plan, respectively. Mr. McWhorter has 27 years of credited service under the LNL Pension Plan.

  The following tables show the estimated annual benefits payable under the TMK Pension Plan or LNL Pension Plan along with the TMK Supplemental Retirement Plan (which was frozen in 1994) upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Supplemental Retirement Plan, the benefits shown below as payable pursuant to the TMK Pension or LNL Pension Plans and the TMK Supplemental Retirement Plan may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             Torchmark Pension and Supplemental Retirement Plans*

       Final                     Years of Credited Service
      Average      ---------------------------------------------------------------
      Earnings       15          20           25            30            35
     ----------    -------     -------     ---------     ---------     ---------
     $1,000,000    450,000     600,000       650,000       700,000       750,000
      1,200,000    540,000     720,000       780,000       840,000       900,000
      1,400,000    630,000     840,000       910,000       980,000     1,050,000
      1,600,000    720,000     960,000     1,040,000     1,120,000     1,200,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 2001 to $140,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Messrs. Hudson, McAndrew and Coleman have seven years less of credited service under the Supplemental Retirement Plan than under the TMK Pension Plan.

              LNL Pension and TMK Supplemental Retirement Plans*

      Final                        Years of Credited Service
     Average        ---------------------------------------------------------------------------
     Earnings         15              20              25              30              35
     --------       -------         -------         -------         -------         -------
     $100,000        30,000          40,000          50,000          60,000          65,000
      200,000        60,000          80,000         100,000         120,000         130,000
      300,000        90,000         120,000         150,000         180,000         195,000
      400,000       120,000         160,000         200,000         240,000         260,000
      500,000       150,000         200,000         250,000         300,000         325,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 2001 to $140,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Mr. McWhorter has seven years less of credited service under the Supplemental Retirement Plan than under the LNL Pension Plan.

Payments to Directors

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director, except Joseph Morris, who has elected to waive the receipt of all such stock options, is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date.

    Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In December 2000, Messrs. Hagopian, Lanier, McCormick, Records, Richey and Smith chose to make such deferrals of 2001 compensation, which were converted in 2001 into options on 5,025, 4,617, 4,740, 4,210, 30,701 and 4,633 shares, respectively, with fair market value exercise prices.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings or Board committee meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

    (3) Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion. Pursuant to the terms of a Consultation Agreement, the Compensation Committee determined to pay R.K. Richey $250,000 for service in 2001 as Chairman of the Executive Committee. Mr. Richey elected to defer this compensation and received it in the form of Torchmark stock options which are included in the options reported on page 13, paragraph 3 of this section.

  Each person who served as a director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000, including Joseph Morris, have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination were offered the opportunity to convert the present value of such retirement benefits on that date to options in Company common stock. Accordingly, Messrs. Boren, Farley, Hagopian, Lanier, McCormick, Records, Richey and Smith received stock options reflecting the present value of their respective retirement benefits on February 29, 2000.

Other Transactions

  Robert Richey, son of R.K. Richey, formerly a Vice President of a Company subsidiary, received compensation and fringe benefits from that Company subsidiary in 2001 of $138,116.

  In 2001, the Company paid MidFirst Bank $108,832 in fees as the servicing agent for portions of the Company subsidiaries' commercial real estate portfolios. George J. Records is an officer, director and 38.33% beneficial owner of Midland Financial Co., the parent corporation of MidFirst Bank.

  Lamar C. Smith is an officer, director and 15.4% owner of First Command Financial Services, Inc. (First Command). First Command sells certain insurance products offered by Torchmark subsidiaries pursuant to agency agreements. In 2001, that company received commission payments of $48,236,000 for sales of life insurance on behalf of Torchmark subsidiaries, which comprised approximately 29% of First Command's 2001 revenues.

  Liberty, a Torchmark subsidiary, is also party to a coinsurance agreement with First Command Life Insurance Company, a First Command subsidiary, whereby Liberty cedes back to First Command Life on an annual basis approximately 5% of the life insurance business sold by First Command Life on behalf of Liberty and First Command Life annually pays Liberty certain designated percentages of renewal and first year premiums. Additionally, under this agreement, Liberty and other Torchmark subsidiaries provide First Command Life with certain administrative, accounting and investment management services. In 2001, Liberty's payment to First Command Life was $108,123 and First Command paid Liberty $7,082 as the designated percentages of renewal and first year premium.

  Torchmark subsidiaries, United American and Liberty, entered into a $27,000,000 original principal amount 7% collateral loan agreement with IRA in 1998 and a 7.55% construction loan agreement in an amount not to exceed $22,500,000 with First Command in 2001, respectively. UA made a $7,000,000 loan in 1998 and a $15,000,000 loan to IRA under the collateral loan agreement. The largest aggregate amount of indebtedness outstanding from IRA to United American under the collateral loan during 2001 was $22,883,246 and as of February 21, 2002, the outstanding balance of the collateral loan was $22,905,490. The construction loan, which will result in a permanent fifteen year mortgage financing at a rate of 2.25% over the ten year treasury rate at inception but not less than 7%, had an outstanding principal balance of $7,217,015 at January 31, 2002. The largest aggregate indebtedness to Liberty from First Command under the construction loan during 2001 was $6,168,953.

  R.K. Richey is a 25% owner of Stonegate Realty Co., LLC, the parent company of Elgin Development Company, LLC (Elgin Development). In 2001, pursuant to contractual agreements, Torchmark subsidiaries paid $756,878 to an Elgin Development subsidiary for building management and maintenance services on Liberty, Globe, and United American real estate and $260,716 for leased rental property. Elgin Development in 1999 purchased certain investment real estate from Torchmark and its subsidiaries and as a part of the consideration for the purchase issued its 8% Promissory Note (Note) due September 30, 2009 to Torchmark. The largest aggregate principal amount of indebtedness outstanding to Torchmark on such Note during 2001 was $12,400,000. As of February 28, 2002, the outstanding principal balance of this indebtedness was $10,666,584.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that Joseph W. Morris filed a late Form 3, R.K. Richey filed a late Form 5 to report a gift of shares to charity and C.B. Hudson amended his Form 5 to report the acquisition of Torchmark Capital Trust Preferred Securities.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan and to determine senior executives eligible to participate in the executive deferred compensation stock option program under the 1998 Incentive Plan.

  In 1993, the Compensation Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1997, the Compensation Committee utilized an unaffiliated executive compensation consultant from KPMG Peat Marwick LLP to review certain of its executive compensation policies and practices. In 2001, the Compensation Committee reviewed compensation of the Chief Executive Officer and the four most highly compensated executives of each of Torchmark's peer group companies relative to the compensation of comparable Company executives. The Compensation Committee met in 2001 with the Chairman and Chief Executive Officer to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Compensation Committee received written materials discussing compensation of the Chairman, the four other most highly compensated executives and persons reporting to these five most highly compensated executives.

Compensation Principles

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program also takes into consideration competitive remuneration practices in the insurance and financial services sectors. Torchmark's executive compensation program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on a number of factors, including but not limited to, growth in earnings per share, return on equity and pre-tax operating income for holding company executives and on insurance operating income, underwriting income and premium growth for the executives of the Company's insurance subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Salary and Bonus System

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals vary by operating company based upon that particular company's current position. Annually, the Company's Chairman and Chief Executive Officer calculates a proposed pool to fund current year bonuses and subsequent year salaries for all executives whose combined cash compensation exceeds $150,000 per year. The proposed salary/bonus pool is determined based upon a formula within a range of approximately 5% that takes into account prior year salaries and bonuses paid, estimated and adjusted earnings per share and estimated return on equity, adjusted for certain minimum tax-effected earnings per share and minimum return on equity. The amount of the proposed pool is submitted to the Compensation Committee for its review and approval.

  The Compensation Committee, in consultation with the Company's Chairman and Chief Executive Officer, then reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

Stock Option Program

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock were awarded in 2001 was adopted in April 1998. It has as its stated purpose attracting and retaining employees who contribute to the Company's success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Compensation Committee, as administrator of the 1998 Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 2001, for the most highly compensated executive officers shown in the Summary Compensation Table on page 9, the options granted were in proportion to current compensation adjusted by a subjective factor ranging from .1250 to .1754.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to be eligible from year to year for consideration for stock option awards related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options generally become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

Deferred Compensation Option Program

  The Company's 1998 Incentive Plan, adopted in April, 1998, contains provisions permitting designated executives to receive deferred compensation stock options. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. The Compensation Committee did not designate any Company executives to participate in this program in 2001. However, Mr. Hudson elected to receive all of his 2001 bonus in the form of stock options under the regular provisions of the 1998 Incentive Plan.

Compensation of Chief Executive Officer

  C. B. Hudson joined the Company subsidiary Globe in 1974 as its Chief Actuary and subsequently has served as a senior executive officer and director of the Company's principal insurance subsidiaries since that time. During the period 1982 to 1991, he was elected as Chairman and Chief Executive Officer of United American, Globe and Liberty, all principal insurance subsidiaries of the Company. Mr. Hudson was elected to the Torchmark Board of Directors in 1986 and was named Chairman of Insurance Operations of the Company in January 1993. He assumed the responsibilities of Chairman, President and Chief Executive Officer of the Company on March 10, 1998. Effective as of April 2001, he serves as Chairman and Chief Executive Officer of the Company.

  Mr. Hudson's base salary is determined by the Compensation Committee considering his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities and positions he has assumed in the Company over the course of his career and a comparison of salaries paid at peer companies.

  Mr. Hudson's bonus and stock options, which are also determined by the Compensation Committee, were based upon his leadership and ability to enhance the long term value of the Company. Mr. Hudson was awarded a 2001 discretionary bonus of $400,000 from the pool by the Compensation Committee, all of which he chose to receive in the form of Company stock options granted at market value. The Compensation Committee granted Mr. Hudson market value stock options on 100,000 shares in December 2001.

  Mr. Hudson's base salary, bonus and any stock options awarded to him are not directly tied to any one or a group of specific measures of corporate performance.

  In the three-year period 1999-2001, which is covered by the Summary Compensation Table on page 9, Torchmark's diluted operating earnings per share grew from $2.29 per share in 1998 to $3.12 per share in 2001. Return on equity increased to 16.1% in 2001 from 15.1% in 1998. Torchmark repurchased 15.5 million shares in the 1999-2001 period under its share repurchase program, 11.3% of the outstanding shares at the beginning of that period.

Compensation of Other Executives

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a discretionary bonus which may be impacted by a number of factors, including but not limited to, growth in earnings per share and return on equity at the Company and growth in insurance operating income, underwriting income and premium of the various Company subsidiaries, affiliates or areas of operation for which each is responsible. The pool of funds available for determining their salaries and bonuses is calculated based upon the formula described in the discussion of the salary and bonus system. Determination of any salary increase or bonus award to such an executive is then recommended by the Chairman and Chief

Executive Officer in his discretion based upon an evaluation of a number of factors, including those listed above, to the Compensation Committee for its decision.

  Mr. McAndrew serves as an Executive Vice President of the Company and as President and Chief Executive Officer of United American, Globe and American Income. He is responsible for the Company's direct response insurance marketing. Mr. McAndrew was awarded a $250,000 discretionary bonus by the Compensation Committee for 2001, which he chose to receive in cash.

  Mr. Brill is the Executive Vice President and Chief Administrative Officer in charge of insurance administration for Torchmark and all its insurance subsidiaries. The Compensation Committee awarded Mr. Brill a $126,000 discretionary bonus for 2001, which he elected to take in cash.

  Mr. McWhorter is an Executive Vice President of the Company and the President and Chief Executive Officer of Liberty and UILIC. Mr. McWhorter was awarded a $136,000 discretionary bonus by the Compensation Committee for 2001, which he elected to be paid in cash.

  Mr. Coleman serves as Executive Vice President and Chief Financial Officer of the Company. He has been responsible for the Company's accounting operations since 1994 and is also in charge of all financial areas. The Compensation Committee awarded Mr. Coleman a $110,000 discretionary bonus for 2001, which he chose to be paid in cash.

Compensation and Company Performance

  As indicated above, the annual aspect of executive compensation for holding company executives of Torchmark centers on growth in the earnings per share and return on equity as well as increases in pre-tax operating income and for executives of the insurance subsidiaries on growth in underwriting income and premium income. Excluding amortization of goodwill in both years, pre-tax operating income was $609 million in 2001, an increase of 8% over 2000. Diluted operating earnings per share grew from $2.85 per share in 2000 to $3.12 per share in 2001, a 9% change. Return on equity was 16.1% in 2001 compared to 16.3% in 2000. Premium income, which made up 82% of the Company's total revenues, rose to $2.22 billion in 2001 from $2.05 billion in 2000. Underwriting income comprised 60% of the Company's pre-tax operating income for 2001. Underwriting income increased from $356 million to $368 million in 2001 over 2000.

  The above performance resulted in compensation increases to certain of the Company's executives as a group shown in the Summary Compensation Table on page 9. Cash compensation paid persons who are listed in that table increased 6.6% in 2001 over 2000.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years diluted earnings per share from continuing operations excluding realized investment gains have increased 36% and rose from $2.29 in 1998 to $3.12 in 2001.

                          Joseph M. Farley, Chairman
                               Louis T. Hagopian
                             Joseph L. Lanier, Jr.

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors is comprised of three directors: Louis T. Hagopian, who currently serves as Committee Chairman; Harold T. McCormick and Joseph M. Farley. All of the Audit Committee members are independent as that term is defined in the rules of the New York Stock Exchange ("NYSE"). In April 2000, the Board of Directors reviewed and made a determination under NYSE listing standards Section 393.01(B)(3)(b) that in their business judgment, Mr. McCormick was independent and that his former business relationship with the Company which terminated in July 1998 does not interfere with his exercise of independent judgment. During 2001, the Board of Directors, exercising their business judgment and with Mr. Farley abstaining, designated Joseph M. Farley as the member of the Audit-Committee possessing "accounting or related financial management expertise" under the NYSE rules.

  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. In June 2000, the Board of Directors approved and adopted a written Audit Committee Charter, which was amended in February 2002. A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Exhibit A.

  In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of Torchmark as of and for the year ended December 31, 2001 with Company management and Deloitte & Touche LLP ("Deloitte"), the independent auditors. The Audit Committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Deloitte any relationships which might impair that firm's independence from management and the Company and satisfied itself as to the auditors' independence. The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in Torchmark's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                       Louis T. Hagopian, Chairman
                                       Harold T. McCormick
                                       Joseph M. Farley

  The foregoing Audit Committee Report shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                        PRINCIPAL ACCOUNTING FIRM FEES

  The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to Torchmark for the fiscal year ended December 31, 2001 by the Company's principal accountants, Deloitte & Touche LLP.

   Audit Fees............................................          $  886,436(a)
   Financial Information Systems Design and
    Implementation Fees..................................                   0
   All Other Fees:
    Tax Services.........................................  789,350
    Actuarial Services...................................   21,850
    Audit Related:
     Audits of Employee Benefit Plans....................   85,000
     Preparation of Registration Statements and Comfort
      Letters............................................  132,000
    Other Services:
     Regulatory Services for Market Conduct Examinations.   51,978
     Assistance with Insurance Department Examinations...   16,785
                                                                    1,096,963(b)
                                                                   ----------
                                                                   $1,983,399

--------
(a) Includes those fees for professional services and out-of-pocket expenses in connection with the audits of the separate statutory financial statements of Torchmark's insurance company subsidiaries.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence.

                              [Performance Graph]
                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               AMONG TORCHMARK CORPORATION, THE S & P 500 INDEX
                  AND THE S & P INSURANCE (LIFE/HEALTH) INDEX

                                     Cumulative Total Return
                       ----------------------------------------------------
                        12/96    12/97    12/98    12/99    12/00    12/01
                       -------  -------  -------  -------  -------  -------
TORCHMARK CORPORATION  $100.00  $169.86  $166.79  $138.82  $186.15  $192.28
S & P 500              $100.00  $133.36  $171.47  $207.56  $188.66  $166.24
S & P INSURANCE
  (LIFE/HEALTH)        $100.00  $125.05  $132.01  $113.52  $129.19  $119.18

  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (S&P 500) and the Standard and Poor's Insurance (Life/Health) Index (S&P Insurance (Life/Health)). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Insurance (Life/Health).

          Information for graph produced by Research Data Group, Inc.

                           MISCELLANEOUS INFORMATION

Proposals of Stockholders

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2003, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 26, 2002. If a stockholder proposal is submitted outside the proposal process mandated by Securities and Exchange Commission rules, it will be considered untimely if received after February 8, 2003.

General

  The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses.

  The Annual Report of the Company for 2001, which accompanies this proxy statement, includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 and the financial statements and schedules thereto. Upon request and payment of copying cost, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department, Torchmark Corporation at its address stated above.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy

                                          Carol A. McCoy
                                          Vice President, Associate Counsel &
                                          Secretary

March 22, 2002

                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

I. Purpose and Role

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the GAAP financial reports and other GAAP financial information provided by Torchmark Corporation (the "Corporation") to any governmental body, shareholders or the public; (ii) the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally.

  All requirements in this Charter are qualified by the understanding that the role of the Audit Committee is to act in an oversight capacity and is not intended to require a detailed review of the work performed by the independent auditors, internal auditors or financial management unless specific circumstances are brought to its attention warranting such a review.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is not the duty of the Audit Committee to conduct investigations or to resolve disagreements, if any, between management and the independent auditor. However, the Committee will use its best efforts to oversee that the parties resolve such disagreements in accordance with the laws, regulations and the Company's Code of Business Conduct. Should this effort fail to achieve satisfactory resolution, the Committee shall refer the matter to the full Board of Directors.

II. Composition

  The Audit Committee shall be comprised of three or more directors as determined by the Board. All of the members of the Audit Committee must (i) be free of any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation, and (ii) not be subject to any of the other restrictions on independence set forth in Rule 303.01(B)(3) of the New York Stock Exchange ("NYSE").

  All members of the Committee shall possess a basic understanding of financial statements, including Corporation's balance sheet, income statement and cash flow statement or be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors, in its business judgment, interprets such qualification.

  The members of the Committee shall be elected by the Board of Directors at the annual or at any regular meeting of the Board of Directors. The members of the Committee shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. If a Chair is not elected by the full Board or is not present at a particular meeting, the members of the Committee may designate a Chair by majority vote of the Committee membership in attendance.

III. Meetings

  The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with management, the manager of the internal auditing department, the manager of the information technology auditing department, the independent auditors, and as a Committee, in separate executive sessions, to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent auditors and financial management quarterly either in person or telephonically, to review the Corporation's interim financial statements consistent with Section
IV.4 below. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meeting and report to the Board of Directors.

IV. Responsibilities and Duties

  To fulfill its responsibilities and duties, the Audit Committee shall perform the following:

Documents/Reports Review

1. The Committee has adopted this Charter following its approval by the Board of Directors based upon the recommendation of the Committee. The Committee shall review, and reassess the adequacy of, this Charter at least annually. The Charter shall be included as an appendix to Corporation's proxy statement for its annual meeting of stockholders at least once every three years.

2. Review and discuss with management and the independent auditors the Corporation's annual audited financial statements prior to filing or distribution. This review and discussion should encompass the results of the audit, including significant issues regarding accounting principles, practices and judgments.

3. Review and discuss with management the Corporation's audited financial statements and management's discussion and analysis ("MD&A").

4. Review with financial management and independent auditors the quarterly financial results prior to the earlier of the release of earnings or the filing of the Quarterly Report on Form 10-Q. The Chair of the Audit Committee may represent the entire Committee for purposes of this review. In connection with such review, the Audit Committee should ensure that the communications and discussions with the independent auditors contemplated by Statement of Auditing Standards No. 61 (as may be modified or amended) have been received and held.

Independent Auditors

5. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors.

6. Emphasize that the independent auditors for the Corporation are ultimately accountable to the Committee and the Board of Directors, that the Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement.

7. Require the independent auditors to submit on a periodic basis (but at least annually) to the Audit Committee a formal written statement in accordance with Independence Standards Board Statement No. 1 (as may be modified or amended) delineating all relationships between them and the Corporation, actively engage in a dialogue with them with respect to any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take appropriate action in response to the report of the independent auditors to satisfy itself of the outside auditors' independence.

8. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

9. Periodically review the independent auditors' audit plan.

Financial Reporting Processes

10. In consultation with the management, the independent auditors, and the manager of the internal auditing department, consider the integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

11. Discuss with the Corporation's independent auditor and management, information relating to such auditor's judgments about the quality, not just the acceptability, of the Corporation's accounting principles and matters identified by the auditor during its interim review. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Committee by such auditor under generally accepted auditing standards.

12. Review with the Corporation's independent auditor, the manager of the internal audit department and management the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

13. Prior to release of the year-end earnings, discuss the results of the audit with the independent auditors.

14. Discuss with the independent auditors the matters contemplated by Statement of Auditing Standards No. 61 (as may be modified or amended), including, without limitation, the independent auditor's judgments about the quality, not just the acceptability, of the Corporation's accounting principles as applied in its financial reporting.

15. Based on, among other things, the review and discussions referred to in subsections 2, 6 and 11 of this Section IV, recommend to the Board of Directors that the audited financial statements be included in the Corporations' Annual Report on Form 10-K.

16. Review with the Corporation's legal counsel any legal matters that could have a significant impact on the Corporation's financial statements.

17. Review with management and the independent auditor any correspondence from government regulators and/or agencies as well as any employee complaints or published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

18. Prepare a report of the Committee to be included in the Corporation's proxy statement for its Annual Meeting of Stockholders satisfying the requirements of the rules of the Securities and Exchange Commission as promulgated from time to time.

Internal Auditors

19. Review of internal audit function, budgeting and staffing, including appointment or replacement of the manager of the internal auditing department and the proposed internal audit scope for the year.

20. Receive from internal audit a summary of findings from completed audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

21. Review significant internal audit findings and management's response.

22. Review periodically reports from the manager of the internal audit department and advise the Board regarding compliance with the Corporation's Code of Business Conduct.